PERSONAL & CONFIDENTIAL

July 1, 2010

Mr. Larry E. Ott
[Address redacted]

Dear Larry:

We are pleased to confirm the verbal offer of employment made to you for the position of Senior Vice President, Human Resources, reporting directly to Chip McClure, Chairman, CEO & President, with a starting base salary of $29,166.67 per month, or $350,000.00 annually. Subject to the approval of the ArvinMeritor Board of Directors (the Board) you will become an elected officer of ArvinMeritor, effective as of the first date employed.

Please note that this offer is subject to formal approval by the Board. Discussions have been held with members of the Board, and we are confident that the Board will approve our offer. If you decide to accept this offer you will be provided with an employment agreement. Attached is a form of officer employment agreement which has been previously approved by the Board for use with officers (Attachment A). We would expect you to enter into this agreement upon hire. In addition, we have attached to this letter the current form of Executive Separation Agreement (Attachment B). Both of these agreements will not supersede nor change in any way the terms and conditions contained in this letter.

Annual Incentives

You will be eligible to participate in our annual Incentive Compensation Plan (ICP). Your ICP target award is 55% of your base salary during the fiscal year for which the award is made. This can increase up to 110% depending upon the performance of ArvinMeritor. Your individual performance will also impact the final award with opportunities ranging from 0 – 150% of your calculated award. Enclosed is an ICP Fact Sheet for the current performance period that outlines the program.

You will be eligible to participate on a prorated basis under this plan for the FY2010 fiscal year based on your active time worked during the performance period. The performance cycle began on October 1, 2009, with a potential payout in two equal payments, the first 50 percent to be received in December 2010 and the other 50 percent to be received in January 2011.

Long-Term Incentives

Your position is eligible for participation in our Long-term Incentive Plan (LTIP). Enclosed is an LTIP Fact Sheet from the most recent cycle that explains the program and provisions and will help you understand the current design of the program. Eligibility begins October 1st of each performance period. As a result, your first opportunity to fully participate in the LTIP is FY2011-2013. Participation levels, targets and final awards are all subject to Board’s approval . As a point of information, the current target for your level is $300,000 cash and restricted share units value equivalent to $300,000. Individual grants may change from year to year based on plan provisions as well as stock price at the time of grant. Your specific grant(s) will be made consistent with others in similar positions within the organization and you will be notified each year of your participation, targets and grant levels shortly after the beginning of the performance cycle.

Larry Ott

July 1, 2010

We will recommend to the Board’s Compensation and Management Development Committee (the Committee) that you be eligible to participate in the cash portion of two existing long-term incentive cycles on a prorated basis. The target award of opportunity for the FY2009-2011 cycle, will be $125,000. The target award of opportunity for the FY2010-2012 cycle will be $225,000. Both plans are based upon the achievement of specified performance objectives, over the three-year performance periods that have already begun. Participation in these existing cycles will be contingent upon the Committee’s approval.

Special Award

Furthermore, we will recommend to the Committee that you be awarded a special award. Contingent on Committee approval, you will be granted restricted share units on December 1, 2010 with a value at the time of grant of $225,000. The actual number of shares will be determined based upon the closing share price at the time of the grant. Those shares will vest on December 1, 2013, assuming continued service or if you die, are disabled, or are terminated by the Company without cause in accordance with the ArvinMeritor, Inc. 2010 Long-term Incentive Plan Restricted Share Unit Agreement provided at the time of grant, substantial in all material aspects to the agreement attached hereto as Attachment 3.

Additionally, you will be eligible to receive a $250,000 sign-on bonus - $125,000 payable November 30, 2010 and the remaining $125,000 payable on the first regularly scheduled payroll occurring after the first anniversary of your first day of employment. In the event you voluntarily terminate your employment with ArvinMeritor before the second anniversary of your first day of employment, you will be required to reimburse ArvinMeritor for amounts actually received on a prorated portion of the full bonus amount based on the time worked for ArvinMeritor calculated in full months. Additionally, you agree and consent to executing any additional documents that the Company deems necessary to effectuate repayment, without delay, prior to your last day.

Benefits

You will be eligible to participate in a full range of ArvinMeritor’s Choice Benefit Programs (see attached brochure) including:

Medical Dental Vision Life Insurance Flex Spending Accounts Disability Income Plan Long Term Care Insurance Pension Contribution
  Savings Plan

  Business Travel Insurance

  Accidental Death and Dismemberment Insurance

  Optional Employee and Dependent Life Insurance

  Optional Employee and Dependent Accidental Death and Dismemberment Insurance

  Vacation – 20 days per calendar year

  Holidays

Initials

Larry Ott

July 1, 2010

As an officer of ArvinMeritor, you shall also be entitled to participate in perquisite plans and programs (see below), of ArvinMeritor, which are generally available to its senior executive employees:
  Car Allowance of $1,250 per month ($15,000 per year)

  Financial Planning Allowance of $1,000 per month ($12,000 per year)

  Annual Executive Physical

  Personal Excess Liability Coverage
Reimbursement of Legal Fees

You will be promptly reimbursed any legal fees incurred in connection with reviewing this agreement not to exceed $5,000.

Miscellaneous

In the event that your employment is terminated and you receive severance payments, you are under no obligation to seek employment during the severance period, and any severance payments that you receive will not be reduced nor offset by any compensation you receive from another employer after your termination date. If you become subsequently employed and covered by a health insurance plan of a new employer, your coverage under the Company’s health plans will cease as of the date you become covered under such other employer’s health plan. This letter and its terms and conditions may not be modified, amended nor terminated other than by a writing signed by both you and the Company. This letter will be binding upon and inure to the benefit of any successors to the Company. This agreement may be executed in several counterparts, each of which will be deemed to be an original, and all such counterparts when taken together will constitute one and the same original. This letter will be governed by the laws of the State of Michigan.

This offer is contingent upon verification of references, successful passing of a drug screen, and you supplying satisfactory proof of your physical capability, with reasonable accommodation, to safely perform the duties and responsibilities of this position. For this purpose, a physical examination and drug test at ArvinMeritor's expense should be scheduled at least one week prior to your actual employment. You will be directed to a medical clinic where an appointment can be made. Enclosed are a Clinical Evaluation Form and a Medical History Questionnaire that you should complete and give to the physician at the time of your examination. Also, in accordance with the 1986 Immigration Reform and Control Act, you must provide proof of your legal right to be employed by presenting to us the appropriate document(s) as outlined in Section 2 of the enclosed Employment Eligibility Verification form on your first day of employment. Employment is also contingent on your signing and returning to the Company, before your first day of work, the enclosed Mutual Agreement to Arbitrate Claims. This offer is for employment of indefinite duration that can be terminated with or without cause and notice at any time, either by ArvinMeritor, Inc. or the employee.

Perhaps the most important consideration in making your career decision is the opportunity for personal development in a challenging and stimulating business environment. We believe the opportunities at ArvinMeritor are outstanding in terms of both responsibility and compensation. Based upon your educational qualifications, past accomplishments, and the enthusiastic reactions of those with whom you spoke, we are convinced that you have the potential to make substantial contributions to the Company. We also believe the Company can furnish a rewarding opportunity to you.

Initials

Larry Ott

July 1, 2010

On behalf of everyone, I welcome you to ArvinMeritor!

If you have any questions, please do not hesitate to contact me at 248-435-0786.

Sincerely,

/s/ Vernon G. Baker
Vernon G. Baker, II
Senior Vice President and General Counsel
ArvinMeritor, Inc.

Enclosures

CC: D. Riddell (w/o enc)

Accepted:  /s/ Larry Ott  Date:  July 2, 2010

Initials